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Exhibit 10.39

June 26, 2008

GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054
Attention: Robert W. Woodbury Jr., Chief Financial Officer

Re:    $150 Million Senior Cash Secured Letter of Credit Facility

Ladies and Gentlemen:

        GT Solar International, Inc., a Delaware corporation ("you" or the "Borrower"), has advised Bank of America, N.A. ("Bank of America") and Credit Suisse, Cayman Islands Branch ("Credit Suisse" and together with Bank of America, the "Lenders") that the Borrower is seeking a $150 million senior cash secured letter of credit facility (the "Letter of Credit Facility").

        In connection with the foregoing:

          (a)   Bank of America is pleased to offer to be the sole administrative agent (in such capacity, the "Administrative Agent") for the Letter of Credit Facility upon and subject to the terms and conditions set forth in this letter (this "Commitment Letter") and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the "Summary of Terms");

          (b)   Bank of America is pleased to offer its commitment to lend $75 million of the Letter of Credit Facility upon and subject to the terms and conditions set forth in this Commitment Letter and in the Summary of Terms;

          (c)   Credit Suisse is pleased to offer its commitment to lend $75 million of the Letter of Credit Facility upon and subject to the terms and conditions set forth in this Commitment Letter and in the Summary of Terms; and

          (d)   Banc of America Securities LLC ("BAS") is pleased to advise you of its willingness in connection with the foregoing commitment, as sole lead arranger and sole book manager (in such capacities, the "Lead Arranger") for the Letter of Credit Facility, to use its best efforts to arrange commitments to the Letter of Credit Facility from the Lenders.

        Bank of America will act as sole Administrative Agent for the Letter of Credit Facility and BAS will act as sole Lead Arranger for the Letter of Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

        The commitments of the Lenders hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to the Lenders and BAS: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to the Lenders and BAS and your compliance with the terms of this Commitment Letter (including the Summary of Terms); and (b) prior to and during the syndication of the Letter of Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries, other than that certain $90 million senior secured credit facility and ordinary course issuances of letters of credit.

        It is understood that no Lender will receive compensation from you in order to obtain its commitment to the Letter of Credit Facility, except on the terms contained herein and in the Summary of Terms.

        You represent, warrant and covenant that (a) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the Letter of Credit Facility (the "Projections") have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and (b) all information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (the "Information"), other than Projections, which has been or is hereafter made available to BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the Letter of Credit Facility, as and when furnished and taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading. You agree to furnish us with further and supplemental information from time to time until the Closing Date (as defined in the Summary of Terms) so that the representation, warranty and covenant in the immediately preceding sentence are correct in all respects on the Closing Date as if such representation, warranty and covenant were being made, on the Closing Date. In issuing this commitment and in arranging and syndicating the Letter of Credit Facility, the Lenders and BAS are and will be using and relying on the Information without independent verification thereof.

        You acknowledge that BAS and/or Bank of America on your behalf will make available Information Materials to the Lenders by posting the Information Materials on IntraLinks or another similar electronic system. In connection with the syndication of the Letter of Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any Lender (each, a "Public Lender") that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, "MNPI") with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

        By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent and (b) due diligence expenses) incurred in connection with the Letter of Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

        You agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Letter of Credit Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense resulted from (x) gross negligence, bad faith or willful misconduct by such Indemnified Party or any of its Affiliates or (y) breach in bad faith by such Indemnified Party or any of its Affiliates of its obligations under this Commitment Letter or the loan documentation for the Letter of Credit Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not

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an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with the Letter of Credit Facility, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages resulting from (x) gross negligence, bad faith or willful misconduct by such Indemnified Party or any of its Affiliates or (y) breach in bad faith by such Indemnified Party or any of its Affiliates of its obligations under this Commitment Letter or the loan documentation for the Letter of Credit Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from (x) gross negligence, bad faith or willful misconduct by such Indemnified Party or any of its Affiliates or (y) breach in bad faith by such Indemnified Party or any of its Affiliates of its obligations under this Commitment Letter or the loan documentation for the Letter of Credit Facility. As used herein, "Affiliate" means, with respect to any Indemnified Party, the affiliates, officers, directors, employees, agents, advisors and other representatives of such Indemnified Party.

        This Commitment Letter and the contents hereof are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Letter of Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Each of the Lenders and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow such Lender or BAS, as applicable, to identify you in accordance with the Act.

        You acknowledge that each of the Lenders and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. BAS, each of the Lenders and their respective affiliates operate rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within their respective divisions directed to ensuring that (i)the individual directors, officers and employees involved in an assignment undertaken by a member of their respective groups (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) that any confidential information held by a member of their respective groups is not disclosed or made available to any other client. Each Lender and BAS agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Each Lender and BAS further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each Lender and BAS is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, in each case to the extent directly involved with the Letter of Credit Facility, any information concerning you or any of your affiliates that is or may come into the possession of such Lender, BAS or any of such affiliates.

        In connection with all aspects of the Letter of Credit Facility, you acknowledge and agree, and acknowledge your affiliates' understanding, that: (a) (i) the arranging and other services described herein regarding the Letter of Credit Facility are arm's-length commercial transactions between you and your affiliates, on the one hand, and each of the Lenders and BAS, on the other hand, (ii) you

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have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transaction contemplated hereby; (b) (i) each of the Lenders and BAS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity with respect to the Letter of Credit Facility and (ii) neither any Lender nor BAS has any obligation to you or your affiliates with respect to the Letter of Credit Facility except those obligations expressly set forth herein; and (c) each of the Lenders and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and each of the Lenders and BAS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Each of the Lenders and BAS with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Letter of Credit Facility.

        The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Letter of Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Lenders or BAS hereunder.

        This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

        This Commitment Letter (including the Summary of Terms) shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, the Lenders and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the transactions contemplated hereby or the actions of the Lenders and BAS in the negotiation, performance or enforcement hereof. The commitments and undertakings of the Lenders and BAS may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis.

        This Commitment Letter (including the Summary of Terms) embodies the entire agreement and understanding among the Lenders, BAS, you and your affiliates with respect to the Letter of Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitments of the Lenders and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties. No party has been authorized by any Lender or BAS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. The obligations of the Lenders hereunder shall be several (and not joint). None of the terms or conditions set forth in this Commitment Letter or the Summar of Terms shall be amended, waived or otherwise modified except in a written agreement executed and delivered by each of the parties hereto.

        This Commitment Letter and all commitments and undertakings of the Lenders and BAS hereunder will expire at 5:00 p.m. (Eastern time) on June 27, 2008 unless you execute this Commitment Letter and return it to us prior to that time, whereupon this Commitment Letter (including the Summary of Terms) shall become a binding agreement. Thereafter, this Commitment Letter (including all commitments and undertakings of the Lenders and BAS hereunder) will terminate on July 31, 2008 unless definitive documentation for the Letter of Credit Facility is executed and

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delivered prior to such date. In consideration of the time and resources that BAS and the Lenders will devote to the Letter of Credit Facility, you agree that, until termination of this Commitment Letter, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing Letter of Credit Facility or facilities for the Borrower and its subsidiaries, other than that certain $90 million senior secured credit facility and ordinary course issuances of letters of credit.

[SIGNATURE PAGES FOLLOW]

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        We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,
BANK OF AMERICA, N.A.
By:	/s/ WILLIAM S. ROWE
Name:	William S. Rowe
Title:	Senior Vice President
BANC OF AMERICA SECURITIES LLC
By:	/s/ WILLIAM CHALLAS
Name:	William Challas
Title:	Principal
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ BRIAN CALDWELL
Name:	Brian Caldwell
Title:	Director
By:	/s/ LAURENCE LAPEYRE
Name:	Laurence Lapeyre
Title:	Associate
ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:
GT SOLAR INTERNATIONAL, INC., a Delaware corporation
By:	/s/ ROBERT W. WOODBURY JR.
Name:	Robert W. Woodbury Jr.
Title:	Chief Financial Officer

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS
GT SOLAR INTERNATIONAL INCORPORATED
$150 MILLION SENIOR CASH SECURED LETTER OF CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter (the "Commitment Letter") to which this Summary of Terms and Conditions is attached.

BORROWER:	GT Solar International, Inc., a Delaware corporation (the "Borrower").
ADMINISTRATIVE AND COLLATERAL AGENT:	Bank of America, N.A. ("Bank of America") will act as sole administrative and collateral agent (the "Administrative Agent").
SOLE LEAD ARRANGER AND SOLE BOOK MANAGER:	Banc of America Securities LLC will act as sole lead arranger and sole book manager (the "Lead Arranger").
LENDERS:
A syndicate of financial institutions (including Bank of America) arranged by the Lead Arranger, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the "Lenders").
LETTER OF CREDIT FACILITY:
$150 million three year cash secured letter of credit facility (the "Letter of Credit Facility") which will be available for the issuance of standby letters of credit for the account of the Borrower or any subsidiary of the Borrower (each a "Letter of Credit").
ACCORDION FEATURE:
The Borrower will be permitted from time to time to increase the Letter of Credit Facility by an aggregate amount of up to $50 million with additional commitments from Lenders or new commitments from financial institutions acceptable to the Administrative Agent in its reasonable discretion, provided that (i) no default or event of default shall exist at the time of any such increase, (ii) no Lender shall be obligated to participate in such increase by increasing its own commitment amount, which decision shall be made in the sole discretion of each Lender, (iii) such additional commitments shall be in a minimum aggregate principal amount of $10 million and integral multiples of $5 million in excess thereof and (iv) the Borrower may exercise its rights to increase the commitments not more than three times.
LETTERS OF CREDIT:
Letters of Credit will be issued by Bank of America (in such capacity, the "Fronting Bank") and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit. Each Letter of Credit shall have an expiry date not later than 12 months after the Maturity Date.
PURPOSE:	The Letter of Credit Facility shall be used for lawful corporate purposes.
CLOSING DATE:	The execution of definitive loan documentation, to occur on or before July 31, 2008 (the "Closing Date").

REIMBURSEMENT; MATURITY:	On the date of any payment by the Fronting Bank under any Letter of Credit the Borrower shall reimburse the Fronting Bank in the amount of such drawing.

The Letter of Credit Facility shall terminate on the earlier of (a) the date three years after the Closing Date and (b) the date of termination of the Senior Credit Facility (such earlier date, the "Maturity Date").
The Borrower may request two 1 year extensions of the Maturity Date. If each Lender consents to such extension, the maturity date of the Letter of Credit Facility shall be so extended.
OPTIONAL COMMITMENT REDUCTIONS:	The unutilized portion of the commitments under the Letter of Credit Facility may be irrevocably reduced or terminated by the Borrower at any time without penalty.
SECURITY:
The Borrower shall pledge and deliver to the Administrative Agent, for the benefit of the Lenders, cash and deposit account balances equal to 100% of the maximum amount available to be drawn under each Letter of Credit pursuant to security documentation reasonably acceptable to the Administrative Agent.
CONDITIONS PRECEDENT TO CLOSING:	The closing and the initial extension of credit under the Letter of Credit Facility will be subject to satisfaction of customary conditions precedent including, but not limited to, the following:
(i)
The negotiation, execution and delivery of definitive documentation with respect to the Letter of Credit Facility reasonably satisfactory to the Lead Arranger, the Administrative Agent, the Lenders and the Borrower.
(ii)
The Lenders shall have received (A) reasonably satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Letter of Credit Facility) and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require and (B) reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority lien and security interest in the collateral referred to under the section entitled "Security" set forth above.
(iii)
There shall not have occurred since March 31, 2008 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. "Material Adverse Effect" means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent and the Lenders under the loan documentation, or of the ability of the Borrower to perform its obligations under any loan documentation; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any loan documentation.

(iv)
The Borrower's $90 million senior secured credit facility with Bank of America and certain other lenders (the "Senior Credit Facility") shall have closed (or shall close concurrent with the closing of the Letter of Credit Facility).
(v)
All reasonable and documented expenses of the Lead Arranger and the Administrative Agent (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) shall have been paid.
(vi)
All of the Information (other than Projections), taken as a whole, shall be complete and correct in all material respects. No changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower or its subsidiaries or the transactions contemplated hereby after the date of the Commitment Letter that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) is reasonably expected to materially and adversely affect the Senior Credit Facility or any other aspect of the transactions contemplated hereby.
CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT:
Usual and customary for transactions of this type, including, without limitation, the following: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects as of the date of the issuance, increase or extension of the applicable Letter of Credit; (ii) no default or event of default under the Senior Credit Facility shall have occurred and be continuing or would result from the issuance, increase or extension of the applicable Letter of Credit; (iii) the Borrower shall not have availability under the Senior Credit Facility to issue, increase or extend such Letter of Credit under the Senior Credit Facility; and (iv) the Borrower shall have pledged and delivered to the Administrative Agent, for the benefit of the Lenders, cash and deposit account balances equal to 100% of the maximum amount available to be drawn under such Letter of Credit pursuant to security documentation reasonably acceptable to the Administrative Agent.

REPRESENTATIONS AND WARRANTIES:	Usual and customary for transactions of this type.
COVENANTS:	Usual and customary for transactions of this type.
EVENTS OF DEFAULT:	Usual and customary in transactions of this type.
ASSIGNMENTS AND PARTICIPATIONS:
Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Letter of Credit Facility in a minimum amount equal to $5 million.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment. The consent of the Fronting Bank will be required for any assignment.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Letter of Credit Facility.
WAIVERS AND AMENDMENTS:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Letter of Credit Facility (the "Required Lenders"), except that (a) the consent of each Lender shall be required with respect to (i) the amendment of certain of the pro rata sharing provisions, (ii) the amendment of the voting percentages of the Lenders, and (iii) the release of all or substantially all of the collateral securing the Letter of Credit Facility and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees and (iii) extensions of scheduled maturities or times for payment.
INDEMNIFICATION:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors (each an "Indemnified Party") from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Letter of Credit Facility, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs, in each case except to the extent resulting from (x) gross negligence, bad faith or willful misconduct by such Indemnified Party or any of its Affiliates or (y) breach in bad faith by such Indemnified Party or any of its Affiliates of its obligations under the Commitment Letter or the loan documentation for the Letter of Credit Facility. As used herein, "Affiliate" means, with respect to any Indemnified Party, the affiliates, partners, directors, officers, employees, agents and advisors of such Indemnified Party. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.
FEES/EXPENSES:	As set forth in Addendum I.
OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

ADDENDUM I
PRICING, FEES AND EXPENSES

LETTER OF CREDIT FEES:
Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate equal to 0.25% per annum. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders.

In addition, the Borrower will pay to the Fronting Bank, for its own account, the reasonable and customary issuance, presentation, amendment and other processing fees, and other reasonable and standard costs and charges, of the Fronting Bank relating to letters of credit as from time to time in effect. The issuance, presentation, amendment and other processing fees, and other standard cost and charges, of the Fronting Bank in effect on the date hereof are as set forh on Schedule 1 hereto.
CALCULATION OF INTEREST AND FEES:
Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.
COST AND YIELD PROTECTION:
Customary for transactions and facilities of this type, including, without limitation, in respect of changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.
EXPENSES:
The Borrower will pay all reasonable and documented costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arranger. The Borrower will also pay the reasonable and documented expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

Schedule 1

	Charge Scale	Minimum
Issuance Fee	$200
Commission Fee	Letter of Credit Fee set forth in the Summary of Terms	$250
Amendment	$50
Examination/Payment	8 basis points	$250 Draft Amount
Cable Fee	$75
Fed Wire Fee	$20
Courier (Int'l)	$55

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  Exhibit 10.39